Exhibit 99.1

APEXIGEN, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31, 2021	June 30, 2022
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,443	$11,644
Short-term investments	12,917	9,981
Prepaid expenses and other current assets	1,681	3,378

Total current assets	38,041	25,003
Property and equipment, net	245	190
Right-of-use assets	483	294
Other assets	327	331

Total assets	$39,096	$25,818

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,487	$7,704
Accrued liabilities	8,488	7,497
Deferred revenue	3,610	4,601
Lease liabilities, current portion	369	312

Total current liabilities	16,954	20,114
Lease liabilities, less current portion	141	—

Total liabilities	17,095	20,114
Commitment and contingencies (Note 10)
Convertible preferred stock, $0.001 par value, 148,570,771 shares authorized at December 31, 2021 and June 30, 2022 (unaudited); 145,130,628 shares issued and outstanding as of December 31, 2021 and June 30, 2022 (unaudited), aggregate liquidation preference of $160,085 as of June 30, 2022 (unaudited)	158,707	158,707

Stockholders’ deficit:
Common stock, $0.001 par value; 230,000,000 shares authorized as of December 31, 2021 and June 30, 2022 (unaudited); 31,070,665 and 31,461,489 shares issued and outstanding as of December 31, 2021 and June 30, 2022 (unaudited), respectively	31	31
Additional paid-in capital	7,991	8,853
Accumulated deficit	(144,724)	(161,870)
Accumulated other comprehensive income (loss)	(4)	(17)

Total stockholders’ deficit	(136,706)	(153,003)

Total liabilities, convertible preferred stock and stockholders’ deficit	$39,096	$25,818

See accompanying notes to unaudited condensed financial statements.

APEXIGEN, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022
Operating expenses:
Research and development	$4,658	$6,005	$9,621	$13,113
General and administrative	2,389	2,139	3,928	4,124

Total operating expenses	7,047	8,144	13,549	17,237

Loss from operations	(7,047)	(8,144)	(13,549)	(17,237)
Interest income, net	12	40	27	91

Net loss	(7,035)	(8,104)	(13,522)	(17,146)

Net loss per share attributable to common stockholders	$(0.23)	$(0.26)	$(0.44)	$(0.55)

Weighted-average common shares used to compute net loss per share, basic and diluted	30,910,694	31,454,265	30,781,596	31,425,054

Comprehensive Loss:
Net loss	$(7,035)	$(8,104)	$(13,522)	$(17,146)
Other comprehensive loss
Unrealized gain (loss) on marketable securities	4	(15)	(2)	(13)

Comprehensive loss	$(7,031)	$(8,119)	$(13,524)	$(17,159)

See accompanying notes to unaudited condensed financial statements.

APEXIGEN, INC.

CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share amounts)

(Unaudited)

	Three Months Ended June 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at April 1, 2021	145,130,628	$158,707	30,910,665	$31	$7,134	$(122,295)	$(3)	$(115,133)
Stock-based compensation	—	—	—	—	262	—	—	262
Net loss	—	—	—	—	—	(7,035)	—	(7,035)
Other comprehensive gain	—	—	—	—	—	—	4	4

Balance at June 30, 2021	145,130,628	$158,707	30,910,665	$31	$7,396	$(129,330)	$1	$(121,902)

	Six Months Ended June 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at January 1, 2021	145,130,628	$158,707	30,521,693	$31	$6,750	$(115,808)	$3	$(109,024)
Exercise of stock options	—	—	388,972	—	24	—	—	24
Stock-based compensation	—	—	—	—	622	—	—	622
Net loss	—	—	—	—	—	(13,522)	—	(13,522)
Other comprehensive loss	—	—	—	—	—	—	(2)	(2)

Balance at June 30, 2021	145,130,628	$158,707	30,910,665	$31	$7,396	$(129,330)	$1	$(121,902)

See accompanying notes to unaudited condensed financial statements.

	Three Months Ended June 30, 2022
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at April 1, 2022	145,130,628	$158,707	31,395,489	$31	$8,462	$(153,766)	$(2)	$(145,275)
Exercise of stock options	—	—	66,000	—	23	—	—	23
Stock-based compensation	—	—	—	—	368	—	—	368
Net loss	—	—	—	—	—	(8,104)	—	(8,104)
Other comprehensive loss	—	—	—	—	—	—	(15)	(15)

Balance at June 30, 2022	145,130,628	$158,707	31,461,489	$31	$8,853	$(161,870)	$(17)	$(153,003)

	Six Months Ended June 30, 2022
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amounts	Shares	Amounts
Balance at January 1, 2022	145,130,628	$158,707	31,070,665	$31	$7,991	$(144,724)	$(4)	$(136,706)
Exercise of stock options	—	—	390,824	—	73	—	—	73
Stock-based compensation	—	—	—	—	789	—	—	789
Net loss	—	—	—	—	—	(17,146)	—	(17,146)
Other comprehensive loss	—	—	—	—	—	—	(13)	(13)

Balance at June 30, 2022	145,130,628	$158,707	31,461,489	$31	$8,853	$(161,870)	$(17)	$(153,003)

See accompanying notes to unaudited condensed financial statements.

APEXIGEN, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2021	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,522)	$(17,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	53	55
Stock-based compensation	622	789
Accretion of discount and amortization of premiums on marketable securities	111	7
Non-cash lease expense	322	200
Other	6	—
Changes in current assets and liabilities:
Prepaid expenses and other current assets	(767)	82
Other assets	(110)	(104)
Accounts payable	(708)	2,058
Accrued expenses	122	(865)
Deferred revenue	764	991
Lease liabilities	(325)	(209)

Net cash used in operating activities	(13,432)	(14,142)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(54)	(43)
Purchases of marketable securities	(20,179)	(14,985)
Sales of marketable securities	30,530	17,947

Net cash provided by investing activities	10,297	2,919

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of deferred transaction costs	—	(649)
Proceeds from exercise of stock options	24	73

Net cash provided by (used in) financing activities	24	(576)

Net decrease in cash and cash equivalents	(3,111)	(11,799)
Cash and cash equivalents, beginning of period	25,284	23,443

Cash and cash equivalents, end of period	$22,173	$11,644

See accompanying notes to unaudited condensed financial statements.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1. Organization and Description of the Business

Description of Business

Apexigen, Inc. (“Apexigen”) is a clinical-stage biopharmaceutical company focused on discovering and developing antibody therapeutics for oncology, with an emphasis on new immuno-oncology agents designed to harness the patient’s immune system to combat and eradicate cancer. Apexigen’s lead product candidates are sotigalimab (“sotiga” or “APX005M”), which is a CD40 agonist antibody, and APX601, which is a TNFR2 antagonist antibody. Apexigen also has out-license arrangements for a number of programs. Since inception, Apexigen has devoted substantially all of its resources to performing research, development and manufacturing activities in support of the drug candidates Apexigen is developing and out-licensed drug candidates. In October 2019, the first of Apexigen’s out-licensed products was approved for commercial product sale. Apexigen was incorporated in Delaware in 2010, the year Apexigen was spun-out of Epitomics, Inc. (“Epitomics”), which was a California-based biotechnology company that was acquired by Abcam plc in 2012. Apexigen was spun-out of Epitomics to focus on the discovery, development and commercialization of humanized monoclonal antibody therapeutics. Apexigen is headquartered in San Carlos, California.

On March 17, 2022, Brookline Capital Acquisition Corp. (“BCAC”) and Apexigen entered into a business combination agreement (“Business Combination Agreement”) pursuant to which BCAC and Apexigen agreed to combine, with the former equityholders of both entities holding equity in the combined public company listed on the Nasdaq Stock Exchange and with Apexigen’s existing equityholders owning a majority of the equity in the combined public company. Existing Apexigen equityholders received equity in the combined public company in the form of common shares and warrants. Under the Business Combination Agreement, the transaction valued Apexigen at $205.0 million on a fully diluted basis, net of exercise proceeds for Apexigen’s pre-closing options. Concurrently with the execution of the Business Combination Agreement, BCAC entered into subscription agreements with certain investors for a private investment in public equity (“PIPE”) transaction to close concurrently with the business combination, and BCAC and Apexigen entered into a committed investment agreement with Lincoln Park Capital Fund, LLC to allow the combined company to direct Lincoln Park to make certain equity purchases during the 24 months following the business combination subject to certain limitations. These arrangements are collectively referred to as the “Transaction.”

The Transaction closed on July 29, 2022. As a result, the combined public company received approximately $19.0 million in gross proceeds funded by approximately $4.5 million in cash held in BCAC’s trust account net of redemption and $14.5 million from the PIPE. The combined public company incurred $8.9 million in transaction expenses relating to the Transaction, consisting of banking, legal, and other professional fees. The PIPE investors receive an aggregate of 1,452,000 units (each a “PIPE Unit”) at a purchase price of $10.00 per unit. Each PIPE Unit consists of one share of BCAC Common Stock and one-half of one warrant. Each whole warrant entitles the PIPE Investor to purchase one share of BCAC Common Stock at an exercise price of $11.50 per share during the period commencing 30 days after July 29, 2022 and terminating on the five-year anniversary of July 29, 2022. In addition, the combined public company has the right to direct Lincoln Park to purchase up to an aggregate of $50 million of common stock of the combined public company pursuant to the terms of an investment agreement. The Transaction was a subsequent event (see Note 13) and was not reflected in the unaudited interim financial statements as of June 30, 2022 and for the three months and six months ended June 30, 2022.

Liquidity and Capital Resources

As of June 30, 2022, Apexigen had approximately $21.6 million of cash, cash equivalents, and short-term investments. Apexigen has incurred substantial losses and negative cash flows from operations since inception and had an accumulated deficit of $161.9 million as of June 30, 2022. Since inception through June 30, 2022, Apexigen has funded operations primarily through the issuance of convertible preferred stock, proceeds from collaborative research and development agreements, and borrowings under a debt arrangement. Due to Apexigen’s significant research, development and manufacturing expenditures, Apexigen has generated operating losses in all periods presented. Apexigen expects to incur substantial additional losses in the future as Apexigen advances and expands its research and development activities and prepares to pursue the potential regulatory approval and commercialization of its product candidates. Based on Apexigen’s research and development activities and plans, there is uncertainty regarding the ability to maintain liquidity sufficient to operate the business effectively, which raises substantial doubt as to the ability to continue as a going concern.

Apexigen may seek additional funds through the sale and issuance of shares of Apexigen’s common stock in private or public offerings, other equity or debt financings, collaborations or partnerships with third parties, or other transactions to monetize assets, including Apexigen’s right to receive milestone payments and royalties under Apexigen’s out-license arrangements. Apexigen cannot assure that Apexigen will succeed in acquiring additional funding at levels sufficient to fund Apexigen’s operations or on terms favorable to us. If Apexigen is unable to obtain adequate financing when needed, Apexigen may have to delay, reduce the scope of or suspend one or more of Apexigen’s clinical trials or preclinical studies or research and development programs. Because of the numerous risks and uncertainties associated with the development and commercialization of Apexigen’s product candidates, Apexigen is unable to estimate the amount of increased capital outlays and operating expenditures associated with Apexigen’s current and planned research, development and manufacturing activities.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

To the extent that Apexigen raises additional capital through strategic alliances, licensing arrangements or other monetization transactions with third parties, Apexigen may have to relinquish valuable rights to Apexigen’s product candidates, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If Apexigen raises additional capital through public or private equity offerings, the ownership interest of the then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect Apexigen’s stockholders’ rights. If Apexigen raises additional capital through debt financing, Apexigen may be subject to covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Coronavirus Pandemic

The ongoing COVID-19 pandemic continues to affect economies and business globally. The pandemic may continue to affect Apexigen’s business operations such as its ability to initiate and complete ongoing, planned or future clinical trials and preclinical studies. Apexigen anticipates a continued impact in the second half of 2022. Apexigen’s ability to raise additional funds to support its operations may also be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, financial markets in the U.S. and worldwide resulting from the ongoing COVID-19 pandemic. Apexigen actively monitors and manages its responses and continues to assess actual and potential impacts onto its operations and financial condition, as well as its business developments.

Apexigen cannot predict the specific extent, duration, or full impact that the COVID-19 pandemic will have on its business, financial condition and operations, including planned research, manufacturing and clinical development timelines. The impact of the COVID-19 pandemic on Apexigen’s financial performance will depend on future developments, including the duration of and surges in the pandemic, including due to new variants of the virus, the pandemic’s impact on Apexigen’s manufacturing activities, clinical trials (including enrollment and operations at clinical trial sites), contract research organizations (“CROs”), and other third parties with whom it does business and the pandemic’s impact on Apexigen’s employees. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets or the overall economy are impacted for an extended period, Apexigen’s business may be significantly adversely affected.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

The condensed balance sheet as of June 30, 2022, the condensed statements of operations and comprehensive loss for the three and six months ended June 30, 2021 and 2022, the condensed statements of convertible preferred stock and stockholders’ deficit for the three and six months ended June 30, 2021 and 2022, and the condensed statements of cash flows for the six months ended June 30, 2021 and 2022 are unaudited. The unaudited condensed financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal, recurring adjustments that are necessary to present fairly Apexigen’s financial position as of June 30, 2022, its results of operations for the three and six months ended June 30, 2021 and 2022 and its cash flows for the six months ended June 30, 2021 and 2022. The financial data and the other financial information contained in these notes to the condensed financial statements related to the three and six month periods are also unaudited. The condensed balance sheet as of December 31, 2021, is derived from Apexigen’s audited financial statements. The results of operations for the three and six months ended June 30, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022, or for any other future annual or interim period. These condensed financial statements are not complete and are to be read in conjunction with Apexigen’s audited financial statements and the related notes for the year ended December 31, 2021.

Basis of Presentation

Apexigen prepares the financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Emerging Growth Company

Apexigen is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Apexigen has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Apexigen, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Apexigen’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts expensed during the reporting period. On an ongoing basis, management evaluates its estimates, including those related to accruals for research and development costs, stock-based compensation, uncertain tax positions and fair values of common stock and preferred stock. Apexigen adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Segment Reporting

Apexigen has one operating segment, which is the business of researching, developing and commercializing antibody therapeutics for oncology. Apexigen’s chief operating decision maker, its Chief Executive Officer, manages Apexigen’s operations on an aggregated basis for the purposes of allocating resources and evaluating financial performance.

Cash and Cash Equivalents

Apexigen considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. Cash equivalents consist primarily of amounts invested in money market funds and corporate debt securities. The carrying amount of cash equivalents approximates their fair value.

Short-Term Investments

Short-term investments consist of debt securities with original maturities of greater than three months from the date of purchase but less than one year from the balance sheet date. Such investments are considered available-for-sale and reported at fair value with unrealized gains and losses included as a component of stockholders’ deficit. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, which is included in interest income, net on the statements of operations and comprehensive loss. Realized gains and losses and declines in fair value determined to be other-than-temporary, if any, on investments are included in interest income, net. Apexigen determines the cost of securities sold using the specific identification method.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Fair Value Measurements

Apexigen applies fair value accounting to all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The carrying amount of Apexigen’s financial assets and liabilities, including accounts payable and accrued expenses, approximate their fair values due to their short-term maturities.

Concentrations of Credit and Other Risks

Financial instruments that potentially subject Apexigen to a concentration of credit risk consist primarily of cash and cash equivalents and short-term investments. Apexigen holds its bank deposits at accredited financial institutions and these deposits may at times exceed insured limits. Apexigen is exposed to credit risk in the event of a default by the financial institutions holding its cash and cash equivalents to the extent of the amounts held in excess of federally insured limits. Apexigen limits its credit risk associated with cash and cash equivalents by placing them with financial institutions it believes are of high quality. Apexigen has not experienced any losses on its deposits of cash. Apexigen’s investment policy limits investments to certain types of securities issued by the U.S. government, its agencies and institutions with investment-grade credit ratings and places restrictions on maturities and concentration by type and issuer. As of June 30, 2021 and 2022, Apexigen had no off-balance sheet concentrations of credit risk.

Apexigen is subject to a number of risks similar to other early-stage biopharmaceutical companies, including the need to obtain adequate additional funding, possible failure of clinical trials, the need to obtain marketing approval for its product candidates, competitors developing new technological innovations, the need to successfully commercialize and gain market acceptance of Apexigen’s products, and protection of proprietary technology. If Apexigen does not successfully develop, obtain regulatory approval for, commercialize or partner its product candidates, it will be unable to generate revenue from product sales or achieve profitability.

Property and Equipment, Net

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of laboratory equipment, furniture and fixtures, office equipment, and software ranges from two to five years. Apexigen expenses maintenance, repair and calibration costs as incurred.

Impairment of Long-Lived Assets

Apexigen’s long-lived assets are comprised principally of its property and equipment and right-of-use lease assets. Apexigen periodically evaluates its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets or group of assets may not be fully recoverable. A long-lived asset is deemed to be impaired when the undiscounted future cash flows expected to be generated by the asset or group of assets is less than the carrying amount of the assets. If there is an impairment, Apexigen would reduce the carrying amount of the assets through an impairment charge, to their estimated fair values based on a discounted cash flow approach or, when available and appropriate, to comparable market values. Apexigen recorded no impairment of long-lived assets during the three and six months ended June 30, 2021 and 2022.

Deferred Transaction Costs

Deferred transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the anticipated Transaction (see Note 1). Apexigen will offset any deferred transaction costs against the proceeds received upon the closing of the Transaction. Apexigen capitalized and included in prepaid expenses and other current assets deferred transaction costs of $0.5 million and $2.3 million on the balance sheets as of December 31, 2021 and June 30, 2022, respectively.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Revenue Recognition

Under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, Apexigen recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which Apexigen expects to be entitled in exchange for those goods or services. Apexigen has not commenced sales of its drug candidates and did not have a product approved for marketing as of June 30, 2022.

Apexigen may also earn contingent fees, including milestone payments based on counterparty performance and royalties on sales, from collaborations and other out-license arrangements. Apexigen will recognize milestone payments as revenue once the underlying events are probable of being met and there is not a significant risk of reversal. Apexigen will recognize sales-based royalties as revenue when the underlying sales occur. In October 2019, Novartis’ Beovu® product, which is covered by one of Apexigen’s license agreements, was approved for commercial product sale. Under this agreement, Novartis is obligated to pay Apexigen a very low single-digit royalty on net sales of the Beovu product. However, Novartis has disputed its obligation to pay to Apexigen royalties on Beovu sales under this agreement. As a result, Apexigen has determined that any sales-based Beovu product royalty revenue that Apexigen may earn under this agreement is currently fully constrained. Apexigen has recorded the royalty proceeds as deferred revenue in the balance sheets. As of December 31, 2021 and June 30, 2022, deferred revenue totaled $3.6 million and $4.6 million, respectively.

Leases

Apexigen determines if an arrangement is a lease at inception and if so, determines whether the lease qualifies as an operating or a finance lease. Apexigen includes operating leases in operating lease right-of-use (“ROU”) assets and lease liabilities in its balance sheets. Apexigen did not have any finance leases as of December 31, 2021 or June 30, 2022. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Apexigen recognizes operating lease ROU assets and liabilities at the lease commencement date based on the present value of lease payments over the lease term. When its lease does not provide an implicit rate, Apexigen uses an incremental borrowing rate based on the information available at the commencement date to determine the present value of lease payments. Apexigen uses the implicit rate when readily determinable. The operating lease ROU assets also include any lease payments made and exclude lease incentives when paid by Apexigen or on Apexigen’s behalf. Apexigen’s lease terms may include options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Apexigen recognizes lease expense for lease payments on a straight-line basis over the lease term. Apexigen also made an accounting policy election to recognize lease expense for short-term leases with a term of 12 months or less on a straight-line basis over the lease term and not to recognize ROU assets or lease liabilities for such leases.

Apexigen leases its facilities under non-cancelable operating lease agreements and recognizes related rent expense on a straight-line basis over the terms of the leases. As an implicit interest rate is not readily determinable in Apexigen’s leases, the incremental borrowing rate based on information available on the adoption date was used in determining the present value of lease payments. The lease term for each of Apexigen’s operating leases includes the non-cancellable period of the lease plus any additional periods covered by its option to extend the lease that Apexigen is reasonably certain to exercise. The option for lease renewal has been included in the lease term (and lease liability) for one of Apexigen’s leases as the reasonably certain threshold was met as of January 1, 2020.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses are primarily for the development of sotiga, Apexigen’s lead product candidate, as well as APX601 and other product candidates. Research and development costs consist primarily of external costs related to clinical development, contract manufacturing, preclinical development and discovery as well as personnel costs and allocated overhead, such as rent, equipment, depreciation and utilities. Personnel costs consist of salaries, employee benefits and stock-based compensation.

Apexigen estimates external research and development expenses based on the services performed, pursuant to contracts with commercial and academic institutions that conduct and manage research and development services on its behalf. Apexigen records the costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the balance sheets. These costs are a component of Apexigen’s research and development expenses. Apexigen accrues for these costs based on factors such as the number of patient visits, the number of active patients, the number of patients enrolled, estimates of the work completed and other measures in accordance with agreements established with its third-party service providers under the service agreements. As actual costs become known, Apexigen adjusts its accrued liabilities. Apexigen has not experienced any significant differences between accrued costs and actual costs incurred. However, the status and timing of actual services performed may vary from Apexigen’s estimates, resulting in adjustments to expense in future periods. Changes in these estimates that result in significant changes to Apexigen’s accruals could significantly affect Apexigen’s results of operations.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are capitalized and then expensed as the related goods are delivered or the services are performed. Apexigen evaluates such payments for current or long-term classification based on when they will be realized.

Preferred Stock Warrant Liability

Apexigen records at fair value freestanding puttable or redeemable warrants, or warrants which are not considered to be indexed to Apexigen’s stock and includes this amount in accrued expenses on Apexigen’s balance sheets. Apexigen adjusts the carrying value of such warrants to their estimated fair value at the end of each reporting period based upon the value of Apexigen’s convertible preferred stock.

Convertible Preferred Stock

Apexigen records convertible preferred stock at its issuance price less issuance costs on the dates of issuance. Upon the occurrence of certain change in control events that are outside Apexigen’s control, including liquidation, sale or transfer of Apexigen, holders of the convertible preferred stock can cause redemption for cash. Apexigen classifies convertible preferred stock outside of stockholders’ deficit on the balance sheets as events triggering the liquidation preferences are not solely within Apexigen’s control. Apexigen adjusts the carrying values of the convertible preferred stock to their liquidation preferences when and if it becomes probable that such an event will occur. No adjustments have been recorded as of December 31, 2021 or June 30, 2022.

Stock-Based Compensation

Apexigen measures all stock-based awards granted to employees and non-employees based on the estimated grant date fair value. For awards subject to service-based vesting conditions, Apexigen recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, Apexigen recognizes stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Apexigen recognizes forfeitures as they occur.

Apexigen uses the Black-Scholes option-pricing model to estimate the fair value of stock option awards and recognizes expense using the straight-line attribution approach. The Black-Scholes option-pricing model requires assumptions to be made related to the fair value of Apexigen’s common stock, the expected term of the awards, expected stock priced volatility, risk-free rate for a period that approximates the expected term of the awards and the expected dividend yield.

Income Taxes

Apexigen accounts for income taxes under the asset and liability method. Under this method, Apexigen recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Apexigen measures deferred tax assets and liabilities using enacted tax rates applied to taxable income in the years in which Apexigen expects to realize those temporary differences. Apexigen recognizes the effect on deferred tax assets and liabilities of a change in tax rates as income or loss in the period that includes the enactment date. Apexigen establishes a valuation allowance, when necessary, to reduce deferred tax assets to the amount we expect to realize. Apexigen recognizes financial statement effects of uncertain tax positions when it is more-likely-than-not, based on the technical merits of the position, that it will be sustained upon examination. Apexigen includes interest and penalties related to unrecognized tax benefits within the provision of income tax. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Comprehensive Loss

Comprehensive loss includes net loss and certain changes in stockholders’ deficit that are excluded from net loss, primarily unrealized gains or losses on Apexigen’s marketable securities.

Net Loss per Share

Apexigen calculates basic net loss per share by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is the same as basic net loss per share for each period presented, since the effects of potentially dilutive securities are antidilutive given Apexigen’s net loss.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

The adoption dates discussed below reflect the election as an emerging growth company.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as clarified in subsequent amendments. The standard changes the impairment model for certain financial instruments. The new model is a forward-looking expected loss model and will apply to financial assets subject to credit losses and measured at amortized cost and certain off-balance sheet credit exposures. This includes loans, held-to-maturity debt securities, loan commitments, financial guarantees and net investments in leases, as well as trade receivables. For available-for-sale debt securities with unrealized losses, credit losses will be measured in a manner similar to the existing standard, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. The standard is effective for Apexigen for fiscal years and interim periods beginning January 1, 2023. Early adoption is permitted. Apexigen has not yet assessed the effect of adopting the standard on its financial statements.

3. Fair Value Measurement

Apexigen records financial assets and liabilities at fair value. The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Apexigen categorizes assets and liabilities recorded at fair value in the financial statements based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of June 30, 2022, Apexigen’s cash equivalents consist of money market funds less than a three-month maturity. Its short-term investments consisting of U.S. treasury securities and government debt securities are also recorded as available-for-sale securities. Money market funds and U.S. treasury securities are classified as Level 1 because they are valued using quoted market prices. Government debt securities are classified as Level 2 because their value is based on valuations using significant inputs derived from or corroborated by observable market data.

In certain cases where there is limited activity or less transparency around the inputs to valuation, Apexigen classifies securities as Level 3. Level 3 liabilities consist of the preferred stock warrant liability.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following tables set forth Apexigen’s financial instruments that Apexigen measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$18,526	$—	$—	$18,526
Commercial paper	—	5,498	—	5,498
Corporate debt securities	—	4,512	—	4,512
Government debt securities	—	1,503	—	1,503
Asset backed securities	—	1,404	—	1,404

Total	$18,526	$12,917	$—	$31,443

Financial liability:
Preferred stock warrant liability	$—	$—	$2	$2

Total	$—	$—	$2	$2

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Financial assets:
Money market funds	$10,538	$—	$—	$10,538
U.S. treasury securities	5,991	—	—	5,991
Government debt securities	—	3,990	—	3,990

Total	$16,529	$3,990	$—	$20,519

Financial liability:
Preferred stock warrant liability	$—	$—	$2	$2

Total	$—	$—	$2	$2

The only financial liability measured at fair value on a recurring basis is the preferred stock warrant liability, a level 3 instrument, with a fair value of $2,000 as of December 31, 2021 and June 30, 2022. Apexigen estimates the fair value of the preferred stock warrant liability using the Black-Scholes option-pricing model, which requires inputs such as the expected volatility based on comparable public companies, the estimated fair value of the preferred stock, and the estimated time to liquidity.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following tables summarize the estimated fair value of Apexigen’s marketable securities and the gross unrealized holding gains and losses (in thousands):

	December 31, 2021
	Amortized Cost	Unrealized		Estimated Fair Value
		Gains	Losses
Cash and cash equivalents:
Cash	$4,917	$—	$—	$4,917
Money market funds	18,526	—	—	18,526

Total cash and cash equivalents	$23,443	$—	$—	$23,443

Marketable securities:
Commercial paper	$5,498	$—	$—	$5,498
Corporate debt securities	4,515	—	(3)	4,512
Government debt securities	1,503	—	—	1,503
Asset backed securities	1,405	—	(1)	1,404

Total marketable securities	$12,921	$—	$(4)	$12,917

	June 30, 2022
	Amortized Cost	Unrealized		Estimated Fair Value
		Gains	Losses
Cash and cash equivalents:
Cash	$1,106	$—	$—	$1,106
Money market funds	10,538	—	—	10,538

Total cash and cash equivalents	$11,644	$—	$—	$11,644

Marketable securities:
U.S. treasury securities	$5,995	$—	$(4)	$5,991
Government debt securities	4,003	—	(13)	3,990

Total marketable securities	$9,998	$—	$(17)	$9,981

4. Balance Sheet Components

Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31, 2021	June 30, 2022
Laboratory equipment	$943	$894
Furniture and fixtures	28	28
Office equipment	25	25
Software	12	12

Total property and equipment	1,008	959
Less: accumulated depreciation	(763)	(769)

Total property and equipment, net	$245	$190

Depreciation expense for property and equipment was $26,000 and $28,000 for the three months ended June 30, 2021 and 2022, respectively, and $53,000 and $55,000 for the six months ended June 30, 2021 and 2022, respectively.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31, 2021	June 30, 2022
Accrued clinical trial and manufacturing costs	$6,472	$5,667
Accrued personnel costs	1,172	1,034
Other accrued liabilities	844	796

Total accrued liabilities	$8,488	$7,497

5. Leases

Apexigen leases its principal facility under a non-cancelable operating lease agreement with a lease term ending in April 2023. As Apexigen’s leases did not provide an implicit rate, Apexigen used its incremental borrowing rate as the discount rate to calculate the present value of lease payments. The incremental borrowing rate represents an estimate of the interest rate that would be required to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. The weighted average discount rate associated with operating lease modifications was 5.05%. As of December 31, 2021 and June 30, 2022, the right-of-use assets were $0.5 million and $0.3 million, respectively, and lease liabilities were $0.5 million and $0.3 million, respectively. Rent expense was $0.1 million for the three months ended June 30, 2021 and 2022, and $0.3 million and $0.2 million for the six months ended June 30, 2021 and 2022, respectively.

Future minimum lease payments as of June 30, 2022, are as follows (in thousands):

Operating Leases
Year ending December 31,
2022 (6 months remaining)	$212
2023	106

Total undiscounted future lease payments	318
Less: imputed interest	(6)

Total lease liabilities	$312

6. Convertible Preferred Stock

Apexigen’s authorized, issued and outstanding shares, carrying value and aggregate liquidation preferences of its convertible preferred stock at December 31, 2021 and June 30, 2022 are as follows (in thousands, except for share amounts):

Convertible Preferred Stock	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A-1	39,196,116	39,196,116	$19,787	$19,990
Series A-2	12,652,762	12,625,343	2,525	2,525
Series B	14,218,546	14,218,546	14,895	15,000
Series C	82,503,347	79,090,623	121,500	122,570

Total	148,570,771	145,130,628	$158,707	$160,085

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The characteristics of the convertible preferred stock are as follows:

Dividend Provisions

In each calendar year, the holders of each share of then-outstanding preferred stock shall be entitled to receive, when and if declared by the Board, out of any funds and assets of Apexigen legally available therefore, noncumulative dividends at the annual rate of $0.0408 per share for Series A-1, $0.016 per share for Series A-2, $0.0844 per share for Series B, and $0.124 per share for Series C, prior and in preference to the payment of any dividends on the common stock in such calendar year. Payments of any dividends to the holders of preferred stock shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series of preferred stock. There have been no dividends declared to date.

Conversion Rights

Each share of preferred stock is convertible, at the option of the holder of preferred stock, into the number of shares of common stock that results from dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock that is in effect at the time of conversion. The initial conversion price for each series of preferred stock is the original issue price for such series of preferred stock. The conversion price of each series of preferred stock may be subject to adjustment from time to time from stock splits, combinations, reorganizations, reclassifications, consolidations, or sales of shares below the applicable conversion price.

All of the preferred stock will automatically convert into fully paid and non-assessable shares of common stock immediately prior to the closing of an underwritten public offering of shares of the common stock of Apexigen pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of common stock provided that the aggregate gross proceeds to Apexigen are not less than $30.0 million or in the event that holders of at least 50% of the outstanding shares of Series A-1, Series B and Series C preferred stock, voting together as a single class and on an as-converted basis, consent to the conversion to common stock.

Voting Rights

Each holder of shares of outstanding preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock may convert.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Apexigen, or deemed liquidation event, the funds and assets that may be legally distributed to Apexigen’s stockholders will be distributed to the holders of Series C preferred stock in preference to the holders of Series B, Series A-1, Series A-2 and common stock in an amount equal to $1.54974 per share. After the payment in full of the preferred liquidation preference of the Series C, all remaining assets will be distributed to the holders of Series B preferred stock in preference to the holders of Series A-1, Series A-2 and common stock in an amount equal to $1.05496 per share. After the payment in full of the preferred liquidation preference of the Series B, all remaining assets will be distributed to the holders of Series A-1 in preference to the holders of Series A-2 and common stock in an amount equal to $0.51 per share. After the payment in full of the preferred liquidation preference of the Series A-1, all remaining assets will be distributed to the holders of Series A-2 in preference to the holders of common stock in an amount equal to $0.20 per share. After the payment in full of the preferred liquidation preferences of all series of preferred stock, all remaining assets will be distributed to the holders of preferred stock and common stock on an as-converted to common stock basis, provided, however, that the aggregate distributions with respect to any share of preferred stock shall not exceed an amount equal to two times the applicable liquidation preference for that share of preferred stock plus any declared but unpaid dividends. Upon any liquidation, dissolution, or winding up of Apexigen, in the order of liquidation preference, if the available funds and assets are insufficient to permit the payment to holders of the applicable series of preferred stock of their full preferential amount, then the entire available funds and assets will be distributed among the holders of such then-outstanding preferred stock pro rata, according to the number of outstanding shares of preferred stock held by each holder thereof.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

7. Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders of Apexigen. Subject to the preferences that may be applicable to any outstanding shares of the convertible preferred stock, the holders of the common stock are entitled to receive ratably such dividends, if any, as the Board may declare. The Board has declared no dividends to date.

At June 30, 2022, Apexigen has reserved the following shares of common stock for the following purposes:

Series A-1 convertible preferred stock outstanding, as converted	39,196,116
Series A-2 convertible preferred stock outstanding, as converted	12,625,343
Series B convertible preferred stock outstanding, as converted	14,218,546
Series C convertible preferred stock outstanding, as converted	79,090,623
Options issued and outstanding	33,755,492
Options available for future grants	9,048,183
Common stock warrants	102,998
Series A-2 preferred stock warrant	27,419

Total common stock reserved for issuance	188,064,720

8. Clinical Study Agreement Amendment with Parker Institute

In April 2017, Apexigen entered into a collaboration agreement with Parker Institute for Cancer Immunotherapy (“PICI”) for the clinical development of sotiga. Under the terms of the arrangement, PICI funded the cost of a clinical trial of sotiga in combination with other agents in pancreatic cancer, and Apexigen supplied sotiga and provided related services.

In October 2019, Apexigen and PICI amended the agreement to update Apexigen’s payment obligations. As a result of the amendment, Apexigen paid $1.0 million and issued 1,290,540 shares of its common stock to PICI as compensation for services previously rendered. The $1.0 million payment and the fair value of the common stock of $0.9 million were recognized immediately as research and development expense. Upon PICI’s completion of milestones in 2020, Apexigen recognized $0.7 million in research and development expenses. There were no expenses recognized during the three and six months ended June 30, 2021 and 2022. Future amounts of up to an aggregate of $9.5 million in cash and shares of Apexigen’s common stock are payable based on the achievement of certain clinical development milestones, none of which were probable as of June 30, 2022, and no amounts have been recognized.

9. Stock-Based Compensation

In December 2010, Apexigen adopted the 2010 Stock Incentive Plan and 2010 Equity Incentive Plan, which expired in 2020. In August 2020, Apexigen adopted the 2020 Equity Incentive Plan (the 2020 Plan and, together with the 2010 Stock Incentive Plan and the 2010 Equity Incentive Plan, the “Plans”). As of June 30, 2022, Apexigen had reserved 42,803,675 shares of common stock for the issuance of incentive and nonstatutory stock options to purchase common stock, stock awards, and restricted stock awards to employees, directors, and consultants under the Plans.

The Board determines the period over which options become exercisable and options generally vest over a four-year period. No option will become exercisable after the expiration of ten years from the date of grant. The term of an incentive stock option (“ISO”) granted to a 10% stockholder will not exceed five years from the date of the grant. The exercise price of an ISO and nonstatutory stock option (“NSO”) will not be less than 100% of the estimated fair value of the shares on the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% stockholder will not be less than 110% of the estimated fair value of the shares on the date of grant.

In February 2021, Apexigen entered into a consulting agreement with a board member and granted an option (the “Stock Option”) to acquire 200,000 shares of common stock. The Stock Option vests upon the achievement of certain performance milestones and has a ten-year term. Based on the guidance in ASC Topic 718, Stock Compensation, Apexigen concluded that the Stock Option is a performance-based stock option. As determined by the Board of Directors, Apexigen achieved one of the performance milestones under the Stock Option during 2021. As a result, 50,000 options were vested during the three months ended March 31, 2021, and Apexigen recognized $20,000 of stock-based compensation expense in the three months ended March 31, 2021. No other performance milestone was achieved as of June 30, 2022. The unrecognized stock-based compensation expense for this option at June 30, 2022 is approximately $60,000.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Stock-based compensation is included in the statements of operations and comprehensive loss in research and development and general and administrative expense depending on the nature of the services provided. The following table illustrates stock-based compensation expense related to stock options granted under the Plans recognized for three and six months ended June 31, 2021 and 2022 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022
Research and development	$54	$139	$186	$258
General and administrative	208	229	436	531

Total stock-based compensation	$262	$368	$622	$789

During the six months ended June 30, 2021 and 2022, Apexigen granted options to purchase 1,545,000 shares and 5,397,344 shares with a weighted-average exercise price of $0.47 and $0.51 per share, respectively. For the options granted during the six months ended June 30, 2021 and 2022, Apexigen expects to recognize $0.5 million and $1.9 million of stock-based compensation over the related vesting period, respectively. The weighted-average grant date fair value of options granted during the six months ended June 30, 2021 and 2022 was $0.35 and $0.36 per share, respectively. During the six months ended June 30, 2021 and 2022, Apexigen cancelled options to purchase 1,737,530 shares and 5,773,715 shares, respectively. For the six months ended June 30, 2021 and 2022, the aggregate intrinsic value of the options exercised was $0.2 million.

At June 30, 2022, there was $2.6 million of unrecognized stock-based compensation cost related to stock options granted to employees and others under the Plans, which Apexigen expects to recognize over a weighted average period of 2.7 years.

10. Commitments and Contingencies

Indemnification

Apexigen has agreed to indemnify the officers and board of directors with respect to the Transaction (see Note 1). Apexigen has agreed to hold them harmless against losses arising from liability claims made by third parties related to the Transaction. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim.

It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Since these agreements were effective after June 30, 2022, there were no payments made by Apexigen under these agreements as of June 30, 2022. As of June 30, 2022, there was not a reasonable possibility that Apexigen had incurred a material loss with respect to indemnification of such parties. Apexigen had not recorded any liability for costs related to indemnification through June 30, 2022.

Other

No liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded as it is not probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Apexigen enters into contracts in the normal course of business with contract research organizations for preclinical studies and clinical trials and contract manufacturing organizations for the manufacture of clinical trial materials.

11. Income Taxes

The effective tax rate for the three months ended June 30, 2021 and 2022 was zero. The difference between the effective income tax rate and the U.S. federal statutory rate of 21% is primarily attributable to recording valuation allowances to offset deferred tax assets arising from federal and state net operating losses.

APEXIGEN, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

12. Net Loss Per Share

The following outstanding potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share for the periods presented due to their anti-dilutive effect:

	As of June 30,
	2021	2022
Series A-1 convertible preferred stock	39,196,116	39,196,116
Series A-2 convertible preferred stock	12,625,343	12,625,343
Series B convertible preferred stock	14,218,546	14,218,546
Series C convertible preferred stock	79,090,623	79,090,623
Stock options	34,790,307	33,755,492
Common stock warrants	102,998	102,998
Series A-2 preferred stock warrant	27,419	27,419

Total common stock reserved for issuance	180,051,352	179,016,537

13. Subsequent Event

The Company has evaluated subsequent events through August 18, 2022, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

The Transaction closed on July 29, 2022. Refer to Note 1 for further detail.